Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-188456, No. 333-192677, No. 333-205350 and 333-205351) of our reports dated February 27, 2017, relating to the consolidated financial statements of Blackhawk Network Holdings, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company’s change in its method of accounting for recognition of breakage revenue from certain financial liabilities and share-based compensation in 2016 due to the adoption of Accounting Standards Update (“ASU”) 2016-04 Liabilities - Extinguishment of Liabilities: Recognition of Breakage for Certain Prepaid Stored-Value Cards and ASU 2016-09, Compensation - Stock Compensation, respectively), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Blackhawk Network Holdings, Inc. for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

San Francisco, California
February 27, 2017